Exhibit 10.1

AMENDMENT TO CITY NATIONAL CORPORATION

1995 OMINIBUS PLAN

WHEREAS, the Company has previously adopted the City National Corporation 1995 Omnibus Plan (the “Plan”) on February 22, 1995, and the Plan was approved by the shareholders of the Company on April 18, 1995, and the Plan was previously amended on April 16, 1997; and

WHEREAS, the Board is authorized to amend the Plan pursuant to Section 7.6(a) of the Plan; and

WHEREAS, the Board has been advised that shareholder approval of this Amendment to the Plan is not required by Rule 16b-3 or Section 424 of the Code or to comply with any other applicable law, and has determined that shareholder approval is not necessary or advisable for any other reason;

NOW, THEREFORE, pursuant to Section 7.6(a) of the Plan, the Plan is hereby amended as follows:

1.             Notwithstanding any other provision of the Plan, the Committee may grant to any Eligible Employee (including Other Eligible Persons) an Award (including, but not limited to restricted units or other deferred Awards) which will be payable in shares of Common Stock (a “Share Award”) and/or in Cash Only Awards on such terms as the Committee may determine in its sole discretion.  Such Awards may be made as additional compensation for services or may be in lieu of other compensation which the Eligible Employee is entitled to receive from the Company.  All such Share Awards and Cash Only Awards shall constitute Awards for all purposes of the Plan, and shall be subject to the limits on Awards which are payable in Shares and in cash which are contained in the Plan.

2.             Notwithstanding any other provision of the Plan, the Committee may grant Dividend Equivalents in connection with any Award which is made under the Plan on such terms as the Committee may determine in its sole discretion.

3.             All capitalized terms which are used herein shall have the same definitions which are contained in the Plan, unless otherwise defined herein.